Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Third Quarter 2006 Operating Results
Baton Rouge, LA — Wednesday, November 8, 2006 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2006.
Third Quarter Results
Lamar reported net revenues of $292.0 million for the third quarter of 2006 versus $265.6 million for the third quarter of 2005, a 10.0% increase. Operating income for the third quarter of 2006 was $59.4 million as compared to $48.7 million for the same period in 2005. There were net earnings of $16.8 million for the third quarter of 2006 compared to net earnings of $12.1 million for the third quarter of 2005.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the third quarter of 2006 was $134.2 million versus $122.8 million for the third quarter of 2005, a 9.3% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2006 was $32.9 million as compared to $74.4 million for the same period in 2005, a 55.8% decrease. The decline in free cash flow was primarily due to an increase in capital expenditures of $35.0 million as compared to the third quarter of 2005. Of this increase, approximately $25.0 million was for the deployment of new digital billboards. Interest, net of interest income and amortization of financing costs also increased by approximately $5.5 million due to rising interest rates and increased indebtedness. Current taxes, primarily consisting of Canadian and U.S. state and federal income taxes, increased by approximately $12.5 million.
Pro forma net revenue for the third quarter of 2006 increased 8.3% and pro forma EBITDA increased 7.8% as compared to the third quarter of 2005. Pro forma net revenue and EBITDA include adjustments to the 2005 period for acquisitions and divestitures for the same time frame as actually owned in the 2006 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Nine Months Results
Lamar reported net revenues of $832.9 million for the nine months ended September 30, 2006 versus $763.2 million for the same period in 2005, a 9.1% increase. Operating income for the nine months ended September 30, 2006 was $145.9 million as compared to $131.7 million for the same period in 2005. EBITDA increased 7.8 % to $371.5 million for the nine months ended September 30, 2006 versus $344.6 million for the same period in 2005. There was net income of $36.8 million for the nine months ended September 30, 2006 as compared to net income of $35.9 million for the same period in 2005.
Free Cash Flow for the nine months ended September 30, 2006 was $97.8 million as compared to $203.2 million for the same period in 2005, a 52% decrease.

Stock Repurchase Program
In July 2006, Lamar completed the $250 million stock repurchase plan previously announced in November 2005. In August 2006, Lamar announced that its Board of Directors had authorized a new repurchase plan of up to $250 million of the Company’s Class A Common Stock that may be repurchased from time to time in open market or privately negotiated transactions over a period not to exceed 18 months. As of September 30, 2006, the Company has purchased approximately 359,957 shares under this new repurchase program for an aggregate purchase price of approximately $19.2 million.
Guidance
For the fourth quarter of 2006 the Company expects net revenue to be approximately $286 million. On a pro forma basis this represents an increase of approximately 9% over the same period in 2005.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the fourth quarter of 2006 and the stock repurchase plan. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; (7) the market for our Class A common stock and our management’s allocation of working capital to fund our stock repurchase program as opposed to other uses and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results Wednesday, November 8, 2006 at 2:00 p.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9871 or 1-334-323-9872
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	23495119
Available through Monday, November 13, 2006 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, November 13, 2006 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states and Puerto Rico, logo businesses in 20 states and the province of Ontario, Canada and over 70 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net revenues	$292,038	$265,594	$832,948	$763,166

Operating expenses (income)
Direct advertising expenses	98,550	89,925	290,174	261,145
General and administrative expenses	48,394	44,043	140,512	130,367
Corporate expenses	10,881	8,821	30,778	27,084
Non-cash compensation	6,302	—	12,212	—
Depreciation and amortization	76,030	74,656	223,297	215,810
Gain on disposition of assets	(7,504)	(543)	(9,894)	(2,986)

	232,653	216,902	687,079	631,420

Operating income	59,385	48,692	145,869	131,746

Other expense (income)
Loss on debt extinguishment	—	3,982	—	3,982
Interest income	(374)	(381)	(979)	(1,096)
Interest expense	29,763	24,255	81,732	66,874

	29,389	27,856	80,753	69,760

Income before income tax expense	29,996	20,836	65,116	61,986
Income tax expense	13,157	8,755	28,365	26,126

Net income	16,839	12,081	36,751	35,860
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$16,748	$11,990	$36,478	$35,587

Earnings per share:
Basic earnings per share	$0.16	$0.11	$0.35	$0.34

Diluted earnings per share	$0.16	$0.11	$0.35	$0.34

Weighted average common shares outstanding:
- basic	101,994,265	105,752,489	103,416,169	105,525,929
- diluted	102,908,772	106,279,765	104,390,668	105,997,287

OTHER DATA
Free Cash Flow Computation:
EBITDA	$134,213	$122,805	$371,484	$344,570
Interest, net	(27,939)	(22,488)	(76,875)	(61,727)
Current tax expense	(13,488)	(999)	(22,953)	(3,524)
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures (1)	(59,837)	(24,855)	(173,590)	(75,881)

Free cash flow	$32,858	$74,372	$97,793	$203,165

(1)See the capital expenditures detail included in this release for a breakdown by category.

	September 30,	December 31,
Selected Balance Sheet Data:	2006	2005
Cash and cash equivalents	$6,939	$19,419
Working capital	140,442	93,816
Total assets	3,897,781	3,737,079
Total debt (including current maturities)	1,841,661	1,576,326
Total stockholders’ equity	1,648,545	1,817,482

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Other Data:
Cash flows provided by operating activities	$107,025	$92,973	$263,905	$222,311
Cash flows used in investing activities	103,092	70,760	323,660	194,899
Cash flows provided by (used in) financing activities	(2,440)	(22,393)	47,275	(52,704)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$107,025	$92,973	$263,905	$222,311
Changes in operating assets and liabilities	(12,920)	7,663	11,558	61,684
Total capital expenditures	(59,837)	(24,855)	(173,590)	(75,881)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,319)	(1,318)	(3,807)	(4,676)

Free cash flow	$32,858	$74,372	$97,793	$203,165

Reconciliation of EBITDA to Net income:
EBITDA	$134,213	$122,805	$371,484	$344,570
Less:
Non-cash compensation	6,302	—	12,212	—
Depreciation and amortization	76,030	74,656	223,297	215,810
Gain on disposition of assets	(7,504)	(543)	(9,894)	(2,986)

Operating Income	59,385	48,692	145,869	131,746

Less:
Loss on extinguishment of debt	—	3,982	—	3,982
Interest income	(374)	(381)	(979)	(1,096)
Interest expense	29,763	24,255	81,732	66,874
Income tax expense	13,157	8,755	28,365	26,126

Net income	$16,839	$12,081	$36,751	$35,860

	Three months ended
	September 30,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2006	2005	% Change
Reported net revenue	$292,038	$265,594	10.0%
Acquisitions and divestitures	—	3,970

Pro forma net revenue	$292,038	$269,564	8.3%

Reported direct advertising and G&A expenses	$146,944	$133,968	9.7%
Acquisitions and divestitures	—	2,318

Pro forma direct advertising and G&A expenses	$146,944	$136,286	7.8%

Reported outdoor operating income	$145,094	$131,626	10.2%
Acquisitions and divestitures	—	1,652

Pro forma outdoor operating income	$145,094	$133,278	8.9%

Reported Corporate expenses	$10,881	$8,821	23.4%
Acquisitions and divestitures	—	—

Pro forma Corporate expenses	$10,881	$8,821	23.4%

Reported EBITDA	$134,213	$122,805	9.3%
Acquisitions and divestitures	—	1,652

Pro forma EBITDA	$134,213	$124,457	7.8%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2005 for acquisitions and divestitures for the same time frame as actually owned in 2006.

	Three months ended
	September 30,
	2006	2005
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$145,094	$131,626
Less: Corporate expenses	(10,881)	(8,821)
Non-cash compensation	(6,302)	—
Depreciation and amortization	(76,030)	(74,656)
Plus: Gain on disposition of assets	7,504	543

Operating income	$59,385	$48,692

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Capital expenditure detail by category
Billboards — traditional	$22,682	$16,544	$57,151	$51,131
Billboards — digital	25,185	194	62,236	563
Logo	2,025	1,525	5,978	4,332
Transit	154	262	507	724
Land and buildings	6,728	3,909	18,287	11,239
Operating equipment	2,607	2,421	19,283	7,892
Storm reconstruction	456	—	10,148	—

Total capital expenditures	$59,837	$24,855	$173,590	$75,881